MaloneBailey, LLP

June 2, 2020

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:

Acqusalut Inc.

File No:

024-10996

We have read the statements under Item 4 of the Current Report on Form 1-U to be filed with the Securities and Exchange Commission on June 2, 2020 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey LLP

malonebailey.com

Houston, Texas